Exhibit 99
NextEra Energy Partners, LP
Media Line: 561-694-4442
Jan. 25, 2023

FOR IMMEDIATE RELEASE

NextEra Energy Partners, LP reports fourth-quarter and full-year 2022 financial results
•Grows distributions per unit approximately 15% year-over-year
•Completes several accretive acquisitions and low-cost financings to support growth
•Driven by long-term growth visibility, extends 12% to 15% distribution per unit growth by an additional year, through 2026, off an updated 2022 base

JUNO BEACH, Fla. - NextEra Energy Partners, LP (NYSE: NEP) today reported fourth-quarter 2022 net income attributable to NextEra Energy Partners of $35 million. NextEra Energy Partners also reported fourth-quarter 2022 adjusted EBITDA of $360 million and cash available for distribution (CAFD) of $74 million.

For the full year 2022, NextEra Energy Partners reported net income attributable to NextEra Energy Partners of $477 million. NextEra Energy Partners also reported full-year 2022 adjusted EBITDA of $1.65 billion and CAFD of $634 million.

NextEra Energy Partners' management uses adjusted EBITDA and CAFD, which are non-GAAP financial measures, internally for financial planning, analysis of performance and reporting of results to the board of directors. NextEra Energy Partners also uses these measures when communicating its financial results and earnings outlook to analysts and investors. The attachments to this news release include a reconciliation of historical adjusted EBITDA and CAFD to net income, which is the most directly comparable GAAP measure.

"NextEra Energy Partners had a terrific year of execution in 2022, while delivering on its commitments to unitholders," said John Ketchum, chairman and chief executive officer. "NextEra Energy Partners grew limited partner distributions per unit by approximately 15% year-over-year and delivered more than 20% year-over-year growth in adjusted EBITDA, highlighting the strength of our operating portfolio. This growth is supported by NextEra Energy Partners' outstanding portfolio of clean energy assets, which was further diversified in 2022 as the partnership acquired interests in approximately 1,200 net megawatts of long-term contracted renewables and storage assets from NextEra Energy Resources. We continue to believe NextEra Energy Partners is extremely well positioned with ample liquidity to finance future growth and to capture a meaningful share of the long-term opportunity set in renewables, which has significantly expanded as a result of the Inflation Reduction Act. This significant opportunity set and NextEra Energy Partners' meaningful financing flexibility provide us with confidence in our ability to continue to deliver long-term value for unitholders over the coming years. Based on our long-term growth visibility, we are extending our 12% to 15% distribution per unit growth expectations through 2026. We believe NextEra Energy Partners' distribution per unit growth expectations are best-in-class versus any other company of its kind in the market and the combination of the partnership's clean energy portfolio, growth visibility and financing flexibility offers limited partner unitholders a uniquely attractive investor value proposition."
Accretive acquisitions and low-cost financings
During 2022, NextEra Energy Partners executed multiple acquisitions to further diversify its portfolio. During the year, NextEra Energy Partners acquired interests in approximately 1,200 net megawatts of long-term contracted renewables and storage assets from NextEra Energy Resources.

NextEra Energy Partners also executed several low-cost financings in 2022, continuing its successful track record of accessing attractive sources of capital to support growth for unitholders. During the fourth quarter, NextEra Energy Partners entered into a new convertible equity portfolio financing for approximately $900 million with a low implied cash coupon of roughly 2.8% for up to 10 years, to be funded by the investor's share of ongoing portfolio cash flows. In December, NextEra Energy Partners raised approximately $500 million in new convertible notes with a 2.5% coupon, which along with the capped call entered into at the time of the financing provides unitholders with dilution protection for up to 50% accretion versus the NextEra Energy Partners unit price at the time of issuance. The implied total cost of the convertible notes represents the most favorable spread to an alternative debt issuance in NextEra Energy Partners' history. The execution of these transactions, despite a challenging interest rate and financing environment in 2022, demonstrates the partnership's significant financing flexibility and the continued investor confidence in the strength of NextEra Energy Partners' underlying portfolio of high-quality clean energy assets.

The transactions executed during the fourth quarter were a continuation of NextEra Energy Partners' successful financing execution throughout 2022. In May 2022, NextEra Energy Partners increased the size of its revolving credit facility to approximately $2.5 billion, nearly all of which is currently available. With this available revolving credit capacity and the final funding of approximately $180 million expected from the 2022 convertible equity portfolio financing, NextEra Energy Partners enters 2023 with significant financing capacity and ample liquidity for growth. Additionally, NextEra Energy Partners still has $6 billion of forward-starting interest rate swaps, providing significant interest-rate protection on near-term maturities as well as supporting future growth.

Quarterly distribution declaration
The board of directors of NextEra Energy Partners declared a quarterly distribution of $0.8125 per common unit (corresponding to an annualized rate of $3.25 per common unit) to the unitholders of NextEra Energy Partners. With the declaration, the distribution per common unit has grown approximately 15% on an annualized basis versus the fourth quarter of 2021. The distribution will be payable on Feb. 14, 2023, to unitholders of record as of Feb. 6, 2023.

Outlook
From an updated base of its fourth-quarter 2022 distribution per common unit at an annualized rate of $3.25, NextEra Energy Partners now sees 12% to 15% growth per year in limited partner distributions per unit as being a reasonable range of expectations through at least 2026, which is one additional year beyond prior expectations, driven by the partnership's long-term growth visibility. NextEra Energy Partners expects the annualized rate of the fourth-quarter 2023 distribution that is payable in February 2024 to be in a range of $3.64 to $3.74 per common unit.

NextEra Energy Partners run-rate expectations for adjusted EBITDA and CAFD at Dec. 31, 2023, remain unchanged. Year-end 2023 run-rate adjusted EBITDA expectations are $2.22 billion to $2.42 billion and CAFD of $770 million to $860 million, respectively, reflecting calendar-year 2024 contributions expected from the forecasted portfolio at year-end 2023.

These expectations are subject to the usual caveats and include the impact of incentive distribution rights (IDR) fees, as these fees are treated as an operating expense.

Adjusted EBITDA, CAFD and limited partner distributions and other expectations assume, among other things, normal weather and operating conditions; positive macroeconomic conditions in the U.S.; public policy support for wind and solar development and construction; market demand and transmission expansion support for wind and solar development; market demand for pipeline capacity; access to capital at reasonable cost and terms; and no changes to governmental policies or incentives. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results. Adjusted EBITDA and CAFD do not represent substitutes for net income, as prepared in accordance with GAAP. The adjusted EBITDA and CAFD run-rate expectations have not been reconciled to expected net income because NextEra Energy Partners' net income includes unrealized mark-to-market gains and losses related to derivative transactions, which cannot be determined at this time.

As previously announced, NextEra Energy Partners' fourth-quarter and full-year 2022 conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be fourth-quarter and full- year 2022 financial results for NextEra Energy, Inc. (NYSE: NEE). The listen-only webcast will be available on the website of NextEra Energy Partners by accessing the following link: www.NextEraEnergyPartners.com/FinancialResults. The news release and the slides accompanying the presentation may be downloaded at www.NextEraEnergyPartners.com/FinancialResults, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy Partners, LP
NextEra Energy Partners, LP (NYSE: NEP) is a growth-oriented limited partnership formed by NextEra Energy, Inc. (NYSE: NEE). NextEra Energy Partners acquires, manages and owns contracted clean energy projects with stable, long-term cash flows. Headquartered in Juno Beach, Florida, NextEra Energy Partners owns interests in geographically diverse wind, solar and energy storage projects in the U.S. as well as natural gas infrastructure assets in Texas and Pennsylvania. For more information about NextEra Energy Partners, please visit: www.NextEraEnergyPartners.com.

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Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy Partners, LP (together with its subsidiaries, NEP) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NEP's control. Forward-looking statements in this news release include, among others, statements concerning adjusted EBITDA, cash available for distribution (CAFD) and unit distribution expectations, as well as statements concerning NEP's future operating performance and interest rate risk management. In some cases, you can identify the forward-looking statements by words or phrases such as "will," "may result," "expect," "anticipate," "believe," "intend," "plan," "seek," "aim," "potential," "projection," "forecast," "predict," "goals," "target," "outlook," "should," "would" or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NEP and its business and financial condition are subject to risks and uncertainties that could cause NEP's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties could require NEP to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: NEP's ability to make cash distributions to its unitholders is affected by wind and solar conditions at its renewable energy projects; operation and maintenance of renewable energy projects and pipelines involve significant risks that could result in unplanned power outages, reduced output or capacity, personal injury or loss of life; NEP's business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather; NEP depends on certain of the renewable energy projects and pipelines in its portfolio for a substantial portion of its anticipated cash flows; NEP may pursue the repowering of wind projects or the expansion of natural gas pipelines that would require up-front capital expenditures and could expose NEP to project development risks; terrorist acts, cyberattacks or other similar events could impact NEP's projects, pipelines or surrounding areas and adversely affect its business; the ability of NEP to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. NEP's insurance coverage does not provide protection against all significant losses; NEP relies on interconnection, transmission and other pipeline facilities of third parties to deliver energy from its renewable energy projects and to transport natural gas to and from its pipelines. If these facilities become unavailable, NEP's projects and pipelines may not be able to operate or deliver energy or may become partially or fully unavailable to transport natural gas; NEP's business is subject to liabilities and operating restrictions arising from environmental, health and safety laws and regulations, compliance with which may require significant capital expenditures, increase NEP's cost of operations and affect or limit its business plans; NEP's renewable energy projects or pipelines may be adversely affected by legislative changes or a failure to comply with applicable energy and pipeline regulations; Petroleos Mexicanos (Pemex) may claim certain immunities under the Foreign Sovereign Immunities Act and Mexican law, and the Texas pipeline entities' ability to sue or recover from Pemex for breach of contract may be limited and may be exacerbated if there is a deterioration in the economic relationship between the U.S. and Mexico; NEP does not own all of the land on which the projects in its portfolio are located and its use and enjoyment of the property may be adversely affected to the extent that there are any lienholders or land rights holders that have rights that are superior to NEP's rights or the U.S. Bureau of Land Management suspends its federal rights-of-way grants; NEP is subject to risks associated with litigation or administrative proceedings that could materially impact its operations, including, but not limited to, proceedings related to projects it acquires in the future; NEP's operations require NEP to comply with anti-corruption laws and regulations of the U.S. government and Mexico; NEP is subject to risks associated with its ownership interests in projects that are under construction, which could result in its inability to complete construction projects on time or at all, and make projects too expensive to complete or cause the return on an investment to be less than expected; NEP relies on a limited number of customers and is exposed to the risk that they may be unwilling or unable to fulfill their contractual obligations to NEP or that they otherwise terminate their agreements with NEP; NEP may not be able to extend, renew or replace expiring or terminated power purchase agreements (PPA), natural gas transportation agreements or other customer contracts at favorable rates or on a long-term basis; if the energy production by or availability of NEP's renewable energy projects is less than expected, they may not be able to satisfy minimum production or availability obligations under their PPAs; NEP's growth strategy depends on locating and acquiring interests in additional projects consistent with its business strategy at favorable prices; reductions in demand for natural gas in the United States or Mexico and low market prices of natural gas could materially adversely affect NEP's pipeline operations and cash flows; government laws, regulations and policies providing incentives and subsidies for clean energy could be changed, reduced or eliminated at any time and such changes may negatively impact NEP's growth strategy; NEP's growth strategy depends on the acquisition of projects developed by NextEra Energy, Inc. (NEE) and third parties, which face risks related to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements; acquisitions of existing clean energy projects involve numerous risks; NEP may continue to acquire other sources of clean energy and may expand to include other types of assets. Any further acquisition of non-renewable energy projects may present unforeseen challenges and result in a competitive disadvantage relative to NEP's more-established competitors; NEP faces substantial competition primarily from regulated utilities, developers, independent power producers, pension funds and private equity funds for opportunities in North America; the natural gas pipeline industry is highly competitive, and increased competitive pressure could adversely affect NEP's business; NEP may not be able to access sources of capital on commercially reasonable terms, which would have a material adverse effect on its ability to consummate future acquisitions and pursue other growth opportunities; restrictions in NEP and its subsidiaries' financing agreements could adversely affect NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders; NEP's cash distributions to its unitholders may be reduced as a result of restrictions on NEP's subsidiaries' cash distributions to NEP under the terms of their indebtedness or other financing agreements; NEP's subsidiaries' substantial amount of indebtedness may adversely affect NEP's ability to operate its business, and its failure to comply with the terms of its subsidiaries' indebtedness could have a material adverse effect on NEP's financial condition; NEP is exposed to risks inherent in its use of interest rate swaps; widespread public health crises and epidemics or pandemics may have material adverse impacts on NEP's business, financial condition, liquidity, results of operations and ability to make cash distributions to its unitholders; NEE has influence over NEP; under the cash sweep and credit support agreement, NEP receives credit support from NEE and its affiliates. NEP's subsidiaries may default under contracts or become subject to cash sweeps if credit support is terminated, if NEE or its affiliates fail to honor their obligations under credit support arrangements, or if NEE or another credit support provider ceases to satisfy creditworthiness requirements, and NEP will be required in certain circumstances to reimburse NEE for draws that are made on credit support; NextEra Energy Resources, LLC (NEER) or one of its affiliates is permitted to borrow funds received by NEP's subsidiaries and is obligated to return these funds only as needed to cover project costs and distributions or as demanded by NextEra Energy Operating Partners, LP (NEP OpCo). NEP's financial condition and ability to make distributions to its unitholders, as well as its ability to grow distributions in the future, is highly dependent on NEER's performance of its obligations to return all or a portion of these funds; NEER's right of first refusal may adversely affect NEP's ability to consummate future sales or to obtain favorable sale terms; NextEra Energy Partners GP, Inc. (NEP GP) and its affiliates may have conflicts of interest with NEP and have limited duties to NEP and its unitholders; NEP GP and its affiliates and the directors and officers of NEP are not restricted in their ability to compete with NEP, whose business is subject to certain restrictions; NEP may only terminate the Management Services Agreement among, NEP, NextEra Energy Management Partners, LP (NEE Management), NEP OpCo and NextEra Energy Operating Partners GP, LLC (NEP OpCo GP) under certain limited circumstances; if the agreements with NEE Management or NEER are terminated, NEP may be unable to contract with a substitute service provider on similar terms; NEP's arrangements with NEE limit NEE's potential liability, and NEP has agreed to indemnify NEE against claims that it may face in connection with such arrangements, which may lead NEE to assume greater risks when making decisions relating to NEP than it otherwise would if acting solely for its own account; NEP's ability to make distributions to its unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners; if NEP incurs material tax liabilities, NEP's distributions to its unitholders may be reduced, without any corresponding reduction in the amount of the IDR fee; holders of NEP's units may be subject to voting restrictions; NEP's partnership agreement replaces the fiduciary duties that NEP GP and NEP's directors and officers might have to holders of its common units with contractual standards governing their duties and the NYSE does not require a publicly traded limited partnership like NEP to comply with certain of its corporate governance requirements; NEP's partnership agreement restricts the remedies available to holders of NEP's common units for actions taken by NEP's directors or NEP GP that might otherwise constitute breaches of fiduciary duties; certain of NEP's actions require the consent of NEP GP; holders of NEP's common units currently cannot remove NEP GP without NEE's consent and provisions in NEP's partnership agreement may discourage or delay an acquisition of NEP that NEP unitholders may consider favorable; NEE's interest in NEP GP and the control of NEP GP may be transferred to a third party without unitholder consent; NEP may issue additional units without unitholder approval, which would dilute unitholder interests; reimbursements and fees owed to NEP GP and its affiliates for services provided to NEP or on NEP's behalf will reduce cash distributions from NEP OpCo and from NEP to NEP's unitholders, and there are no limits on the amount that NEP OpCo may be required to pay; increases in interest rates could adversely impact the price of NEP's common units, NEP's ability to issue equity or incur debt for acquisitions or other purposes and NEP's ability to make cash distributions to its unitholders; the liability of holders of NEP's units, which represent limited partnership interests in NEP, may not be limited if a court finds that unitholder action constitutes control of NEP's business; unitholders may have liability to repay distributions that were wrongfully distributed to them; the issuance of securities convertible into, or settleable with, common units may affect the market price for NEP's common units, will dilute common unitholders' ownership in NEP and may decrease the amount of cash available for distribution for each common unit; NEP's future tax liability may be greater than expected if NEP does not generate net operating losses (NOLs) sufficient to offset taxable income or if tax authorities challenge certain of NEP's tax positions; NEP's ability to use NOLs to offset future income may be limited; NEP will not have complete control over NEP's tax decisions; and, distributions to unitholders may be taxable as dividends. NEP discusses these and other risks and uncertainties in its annual report on Form 10-K for the year ended December 31, 2021 and other Securities and Exchange Commission (SEC) filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NEP undertakes no obligation to update any forward-looking statements.

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(millions, except per unit amounts)
(unaudited)
PRELIMINARY

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
OPERATING REVENUES
Renewable energy sales	$204	$178	$966	$720
Texas pipelines service revenues	62	54	245	262
Total operating revenues	266	232	1,211	982
OPERATING EXPENSES
Operations and maintenance	154	117	571	419
Depreciation and amortization	116	81	430	288
Taxes other than income taxes and other	15	11	49	36
Total operating expenses – net	285	209	1,050	743
GAINS (LOSSES) ON DISPOSAL OF BUSINESSES/ASSETS – NET	1	—	36	(5)
OPERATING INCOME (LOSS)	(18)	23	197	234
OTHER INCOME(DEDUCTIONS)
Interest expense	—	(97)	853	47
Equity in earnings of equity method investees	29	28	183	160
Equity in earnings (losses) of non-economic ownership interests	(1)	2	56	27
Other – net	2	(1)	3	4
Total other income (deductions) – net	30	(68)	1,095	238
INCOME (LOSS) BEFORE INCOME TAXES	12	(45)	1,292	472
INCOME TAX EXPENSE (BENEFIT)	(6)	(6)	171	48
NET INCOME (LOSS)	18	(39)	1,121	424
NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	17	29	(644)	(287)
NET INCOME (LOSS) ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$35	$(10)	$477	$137

Earnings (loss) per common unit attributable to NextEra Energy Partners, LP – basic	$0.40	$(0.12)	$5.62	$1.77
Earnings (loss) per common unit attributable to NextEra Energy Partners, LP – assuming dilution(a)	$0.40	$(0.12)	$5.62	$1.77
Weighted-average number of common units outstanding – basic	86.5	80.0	84.9	77.2
Weighted-average number of common units outstanding – assuming dilution	86.5	80.0	84.9	77.4
__________________________
(a)    Adjusted for impact of dilutive securities
NEXTERA ENERGY PARTNERS, LP
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Cash Available for Distribution (CAFD)
(millions)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$18	$(39)	$1,121	$424
Add back:
Depreciation and amortization	116	81	430	288
Interest expense	—	97	(853)	(47)
Income taxes	(6)	(6)	171	48
Tax credits	198	154	775	544
Amortization of intangible assets/liabilities – PPAs – net	34	36	143	117
Noncontrolling interests in Net Mexico, Silver State and Star Moon Holdings	(12)	(8)	(82)	(56)
Gains (losses) on disposal of businesses/assets – net	(1)	—	(36)	5
Equity in losses (earnings) of non-economic ownership interests	1	(2)	(56)	(27)
Depreciation and interest expense included within equity in earnings of equity method investees	19	17	55	65
Other	(7)	(8)	(18)	(1)
Adjusted EBITDA	$360	$322	$1,650	$1,360
Tax credits	(198)	(154)	(775)	(544)
Other – net	(4)	(4)	(16)	(19)
Cash available for distribution before debt service payments	$158	$164	$859	$797
Cash interest paid	(36)	(28)	(177)	(139)
Debt repayment principal(a)	(48)	(45)	(48)	(74)
Cash available for distribution	$74	$91	$634	$584
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(a)    Includes normal principal payments, including distributions/contributions to/from tax equity investors and payments to convertible equity portfolio investors.

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(unaudited)
PRELIMINARY

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$235	$147
Accounts receivable	137	112
Other receivables	41	24
Due from related parties	1,131	1,061
Inventory	51	41
Derivatives	65	—
Other	201	25
Total current assets	1,861	1,410
Other assets:
Property, plant and equipment – net	14,952	11,417
Intangible assets – PPAs – net	2,010	2,175
Intangible assets – customer relationships – net	526	593
Derivatives	369	7
Goodwill	891	891
Investments in equity method investees	1,917	1,896
Deferred income taxes	195	322
Other	333	265
Total other assets	21,193	17,566
TOTAL ASSETS	$23,054	$18,976
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$868	$982
Due to related parties	92	104
Current portion of long-term debt	38	33
Accrued interest	28	26
Derivatives	12	26
Accrued property taxes	31	25
Other	257	65
Total current liabilities	1,326	1,261
Other liabilities and deferred credits:
Long-term debt	5,250	5,294
Asset retirement obligations	299	243
Derivatives	2	595
Due to related parties	54	41
Intangible liabilities – PPAs – net	1,138	179
Other	196	204
Total other liabilities and deferred credits	6,939	6,556
TOTAL LIABILITIES	8,265	7,817
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	101	321
EQUITY
Common units (86.5 and 83.9 units issued and outstanding, respectively)	3,332	2,985
Accumulated other comprehensive loss	(7)	(8)
Noncontrolling interests	11,363	7,861
TOTAL EQUITY	14,688	10,838
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$23,054	$18,976

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)
(unaudited)
PRELIMINARY

	Years Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,121	$424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	430	288
Intangible amortization – PPAs	143	117
Change in value of derivative contracts	(1,034)	(189)
Deferred income taxes	171	46
Equity in earnings of equity method investees, net of distributions received	3	21
Equity in earnings of non-economic ownership interests, net of distributions received	(50)	(21)
Losses (gains) on disposal of businesses/assets – net	(36)	5
Other – net	10	11
Changes in operating assets and liabilities:
Current assets	(43)	(6)
Noncurrent assets	(2)	(7)
Current liabilities	63	(10)
Noncurrent liabilities	—	(2)
Net cash provided by operating activities	776	677
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of membership interests in subsidiaries – net	(989)	(2,352)
Capital expenditures and other investments	(1,351)	(113)
Proceeds from CITCs	—	75
Proceeds from the sale of a business	204	—
Payments from (to) related parties under CSCS agreement – net	(240)	(47)
Distributions from equity method investee	15	1
Distributions from non-economic ownership interests	—	90
Reimbursements from related parties for capital expenditures	1,161	15
Other	6	30
Net cash used in investing activities	(1,194)	(2,301)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common units – net	147	50
Issuances of long-term debt, including premiums and discounts	1,505	2,880
Retirements of long-term debt	(1,544)	(1,159)
Debt issuance costs	(17)	(12)
Capped call transaction	(31)	(31)
Partner contributions	2	2
Partner distributions	(636)	(619)
Proceeds on sale of Class B noncontrolling interests – net	1,118	893
Payments to Class B noncontrolling interest investors	(163)	(80)
Buyout of Class B noncontrolling interest investors	—	(265)
Proceeds on sale of differential membership interests	101	48
Proceeds from differential membership investors	137	74
Payments to differential membership investors	(36)	(35)
Change in amounts due to related parties	(18)	(13)
Payment of CITC obligation to third party	—	(65)
Other	(14)	(5)
Net cash provided by financing activities	551	1,663
NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	133	39
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – BEGINNING OF YEAR	151	112
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – END OF YEAR	$284	$151